CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Angel Oak Multi-Strategy Income Fund, a series of the Valued Advisers Trust, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Angel Oak Multi-Strategy Income Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 28, 2012